News Release

Goodrich Corporation
Media Contacts:	Four Coliseum Centre
Lisa Bottle +1 704 423 7060	2730 West Tyvola Road
Gail K. Warner +1 704 423 7048	Charlotte, NC 28217-4578
Investor Contact:	Tel: 704 423 7000
Paul Gifford +1 704 423 5517	Fax: 704 423 7127
www.goodrich.com
Goodrich Announces Early Results of Exchange Offers
CHARLOTTE, NC, June 7, 2006 — Goodrich Corporation (NYSE: GR) announced today early results of its offers to exchange a new series of notes due 2016 for its outstanding 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009 and to exchange a new series of notes due 2036 for its outstanding 7.625% Notes due 2012.
As of 5:00 p.m., New York City time, on June 6, 2006, approximately $288.5 million aggregate principal amount of the 7 1/2% Notes due 2008, 6.45% Notes due 2008 and 6.60% Notes due 2009, and approximately $235.5 million aggregate principal amount of the 7.625% Notes due 2012, had been validly tendered for exchange. These tendered notes may not be withdrawn.
The total exchange price for each series of the outstanding notes will be calculated as of 2:00 p.m., New York City time, on June 15, 2006, as described in the Offering Memorandum dated May 22, 2006 and related letter of transmittal, unless one or both of the exchange offers is extended.
The exchange offers are limited to holders of outstanding notes that have certified certain matters to Goodrich, including their status as “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933. Each exchange offer is scheduled to expire at 12:00 midnight, New York City time, on June 19, 2006, unless extended.
The new notes will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers are being made solely by the Offering Memorandum and related letter of transmittal.
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